UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
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EMULEX CORPORATION
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Filed by Emulex Corporation
Under the Securities Exchange Act of 1934
Subject Company: Emulex Corporation
Commission File Number: 001-31353
[The following is an excerpt from Item 4 of Emulex Corporation’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended.]
Reasons for the Board’s Recommendation
     The Offer is based on the same economic terms as the unsolicited proposal submitted by Broadcom to the Company on April 21, 2009, which the Board rejected as significantly undervaluing the Company’s long-term prospects and not being in the best interests of the Company and its stockholders. Additional terms and conditions of the Offer are included in the Offer to Purchase and related Letter of Transmittal. The Board has conducted a thorough review and consideration of the Offer, and, after consultation with members of management and the Company’s legal and financial advisors, has unanimously determined that the Offer is not in the best interests of the Company and its stockholders and that stockholders should reject the Offer and not tender their Shares in the Offer.
     The Board considered each of the following factors in support of its recommendation that the Company’s stockholders reject the Offer and not tender their Shares to Purchaser in the Offer:
•	Purchaser’s $9.25 per Share Offer significantly undervalues the Company’s long-term prospects and does not adequately compensate stockholders for their Shares.
•	Industry Leader. The Company is a leading supplier of a broad range of advanced network infrastructure solutions, with a comprehensive product and services portfolio addressing both the Host Server and Embedded Storage markets.

•	30-Year History of Technological Innovation and Market Transformation. Over the past 30 years, the Company has built a consistent track record as a technology innovator by developing leading-edge solutions to emerging market trends. The Company has also proven its ability to successfully undergo significant transition to take advantage of market transformations, convert new technology solutions into highly effective commercial products, compete successfully with key competitors and establish leadership positions in markets such as fibre channel. Based on this track record, the Board is confident that the Company will be able to generate value by continuing to innovate and effectively commercialize in the future.

•	Strong Customer Base. The Company’s established customer base covers a broad range of blue-chip server and storage OEM’s, including Dell, EMC, Fujitsu, Hitachi, Hewlett-Packard, IBM, LSI, NEC, NetApp, and Sun Microsystems.

•	Significant New Market Potential from Network Convergence. In addition to the Company’s strong standing in its existing businesses, the Company’s expertise in fibre channel has positioned it to take a leading share of the emerging converged networking market. The Company believes that (1) the rapidly expanding converged networking market is at an inflection point, (2) its rapid growth will more than double the Company’s total addressable market to approximately $1.5 billion by 2013, and (3) the total addressable market for the Company will grow at a compounded annual rate of approximately 20% from 2009 to 2013.[1]

•	Position in Fibre Channel Provides Significant Competitive Advantage in Converged Networking. The Company’s strong position in the enterprise class fibre channel adapter market is the result of established and proven market acceptance of its enterprise-hardened software stack, demonstrated by an installed base of six million fibre channel ports. The Company believes that access to such an established and proven enterprise class fibre channel software stack will be critical to success in the converged networking market and is an important value driver for the Company.

•	The Offer Is Inadequate from a Financial Point of View to the Company’s Stockholders. The Board considered the fact that Goldman Sachs rendered its opinion to the Board, subsequently confirmed in writing, that, as of May 14, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration proposed to be paid to the holders of Shares (other than Purchaser and any of its affiliates) pursuant to the Offer was inadequate from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 14, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Statement as Annex A. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the Offer. The opinion of Goldman Sachs is not a recommendation as to whether or not any holder of Shares should tender Shares in connection with the Offer or any other matter. After considering the factors set forth herein, including the opinion of Goldman Sachs, the Board has unanimously concluded that the Offer is financially inadequate.

[1]	Dell’Oro Network Adapter Report 5-Year Forecast 2009-2013, January 2009; Dell’Oro SAN Report 5-Year Forecast 2009-2013, January 2009.

•	The Offer is opportunistic, given that Broadcom was aware of significant new non-public design wins by the Company in converged networking, prior to making its proposal on April 21, 2009.
•	The Company’s Recent Convergence Contract Wins. In the past six months, the Company believes that it has proven its leadership potential in the converged networking market by achieving 12 new design wins in this rapidly growing market. In several of these competitive bid opportunities, the Company unseated the incumbent Ethernet product suppliers. The Company believes that Broadcom was aware of these unannounced design wins as several of them came at their expense. These design wins, expected to result in multi-million dollar opportunities, include:
•	Five Tier-1 10GB/s Ethernet Network Interface Card placements

•	Three 10Gb/s iSCSI placements

•	Four 10Gb/s FCoE CNA placements
•	Meaningful Financial and Market Share Contributions from Converged Networking Within the Next Year. The Company’s recent contract wins in the converged networking market are anticipated to begin shipment starting in the third calendar quarter of 2009 and to have a significant impact on the Company’s revenues beginning in calendar year 2010. The Company anticipates that this is a first-mover advantage that will allow it to sustain a high level of penetration within the subject platforms, each with a long lifecycle. In addition, the Company believes that these contract wins will allow it to capture a significant share of the converged networking market, which will contribute meaningful incremental revenues to the Company’s already significant market share in the fibre channel market.

•	Broadcom has Access to Information not Available to the Company’s Stockholders. The Company’s market valuation prior to Broadcom’s proposal on April 21, 2009 did not reflect the long-term value potential of the contract wins described above. Moreover, the Company is precluded from communicating further information on the scope and nature of its contract wins. However, due to its participation in the proposal process for the contract wins, the Company believes that Broadcom is aware of such specific information, which is confidential and not available to the market or the Company’s stockholders and thus does not allow the Company’s stockholders to further assess the potential benefits of such wins.
•	The Offer does not compensate the Company’s stockholders for a range of other initiatives being undertaken by the Company that will start to meaningfully impact earnings within the next year and beyond.
•	New Value-Added Fibre Channel and I/O Solutions. The Company has developed additional product and software offerings that will help to differentiate its existing fibre channel offering, which are expected to result in enhanced revenues and margin dollars. For instance, the Company’s new EmulexSecure™ Encryption HBA and SAN Management Software are value-added solutions that the Company anticipates will contribute meaningfully to future revenues. Collectively, it is expected that these products will comprise approximately 10% of the Company’s revenues by fiscal year 2012.

•	Aggressive Expense Reductions. Beginning in the second half of calendar year 2008, the Company has taken actions to materially reduce its operating expenses in response to deteriorating macroeconomic conditions. As part of these efforts, the Company reduced headcount by approximately 10%, which the Company expects will result in approximately $12 million in direct savings from salary, benefits and other overhead costs. The Company also expects to realize approximately $8 million in additional savings from other expense reduction efforts that have included reductions in domestic employee paid-time-off accrual by one half, suspension of the Company 401(k) retirement plan match, and reduction of travel, marketing events, meals and entertainment. Collectively, the Company projects that these aggressive expense reductions will result in approximately $20 million in annual savings. At the time of the Offer, the Company’s earnings had not yet fully reflected the benefit of these cost reductions.
•	Increased Operating Leverage. The increased addressable market and revenue base for the Company resulting from its expansion into the new converged network market are anticipated to positively impact the Company’s operating margins. For instance, in the future, the Company expects to leverage a more consolidated converged networking development roadmap, which will increase its return on Research and Development (“R&D”) investment. Similarly, because both fibre channel and converged network markets have common sales channels, the Company anticipates increasing its leverage on sales and marketing expenditures.

•	International Strategy. In addition, during fiscal year 2009 the Company undertook several significant international initiatives to increase its global sales force, expand its R&D efforts in its India subsidiary and more efficiently support its international customers. It is anticipated that these actions will have the further benefit of reducing its effective tax rate materially in fiscal year 2010 and beyond.

•	Meaningful Near- and Mid-Term Financial Impact. The Company anticipates that these initiatives will meaningfully and positively impact its earnings within the next twelve months and beyond and have the potential to generate significant value for its stockholders. Purchaser’s Offer fails to adequately compensate the Company’s stockholders for this incremental value potential.
•	The Offer is clearly timed to take advantage of the Company’s depressed stock price, which has been impacted by the current unprecedented negative macroeconomic conditions.
•	Significant Discount to 52-Week High. Broadcom’s unsolicited proposal was launched at a time when the Company’s stock had traded down approximately 55% from its 52 week high of $14.74 per share. Broadcom’s offer represented a discount of approximately 37% to the Company’s 52-week high.

•	Depressed Prices for the Company and its Peers. The current trading price of the Company’s Shares reflects the current unprecedented macroeconomic conditions, which have had a significant adverse impact on the market for enterprise networking equipment, especially in some of the Company’s key end markets such as the financial sector. Similar to the Company, its peers[2] were trading at approximately 44% of their 52 week high. From a longer-term perspective, over the past three years the Company and its peers[2] have traded down approximately 63% and 61%, respectively.

•	Broadcom’s Stated Premium is Based on a Stock Price that was Near Ten-Year Lows and Without the Benefit of Significant Information. Broadcom has opportunistically timed its approach to take advantage of the fact that the Company’s stock was trading near ten-year lows and did not reflect the non-public converged networking contract wins. Therefore the “premium” cited by Broadcom is based on a stock price that is not representative of the value of the Company.

[2]	The Company’s peers include Brocade, Finisar, JDS Uniphase, LSI and QLogic.

•	The Offer is funded in significant part by the Company’s own cash resulting in Purchaser offering only $5.59 per share for the operations of the Company.
•	As of March 29, 2009, the Company had cash and investments of approximately $303 million and no outstanding indebtedness, or $3.66 in cash per Share. As a result, net of cash, Purchaser is effectively offering to pay only $5.59 per Share for the operations of the Company in the Offer.
•	The Offer is highly conditional, creating substantial uncertainty as to whether Purchaser would be required to consummate the Offer.
•	Equity Market Performance Condition. The Offer is conditioned upon the performance of the Dow Jones Industrial Average, S&P 500 index and the NASDAQ Composite Index (together, the “Indices”). To the extent that any of these Indices decline by an amount in excess of 15% measured from the close of business at the time of commencement of the Offer, Purchaser is not required to complete the Offer. In the past two years, the equity markets have dropped over 15% in a 20 trading-day period at least 22 times.

•	Litigation Condition. The Offer is conditioned on the absence of various types of litigation and the condition is sufficiently broad that Broadcom and Purchaser may argue that the litigation currently pending against the Company as described in Item 8, under the heading “Litigation” (including the litigation filed by Broadcom) may have already triggered the failure of this condition.

•	The Antitrust Condition and Other Regulatory Conditions. The Offer is also conditioned on the approval of various governmental and regulatory authorities, including those relating to antitrust regulation. There can be no guarantee that Broadcom and Purchaser will successfully receive approval from these entities.

•	Highly Conditional Offer. The effect of these, and other numerous conditions, is that the Company’s stockholders cannot be assured that Purchaser will be required to consummate its Offer.
     The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but includes the material information and factors considered by the Board in reaching its conclusions and recommendations. The members of the Board evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company. In light of the number and variety of factors that the Board considered, the members of the Board did not find it practicable to assign relative weights to the foregoing factors. However, the recommendation of the Board was made after considering the totality of the information and factors involved. In addition, individual members of the Board may have given different weight to different factors.
     Accordingly, the Board unanimously recommends that the Company’s stockholders reject the Offer and not tender their shares in the Offer.
* * * * *
FORWARD-LOOKING STATEMENTS
     The statements set forth above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that may be subject to the “safe harbor” of those Acts. The safe harbor does not apply to forward-looking statements made in connection with a tender offer. The Company may also make forward-looking statements in other filings with the SEC, in materials delivered to stockholders and in press releases. In addition, the Company’s representatives may from time to time make oral forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.
     Actual future results could differ materially from those described in the forward-looking statements as a result of a variety of factors. Except as required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. In light of the uncertainty of the economy generally, and the technology and storage segments specifically, it is difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. Recent disruptions in world credit and equity markets and the resulting economic uncertainty for the Company’s customers and the storage networking market as a whole has resulted in a downturn in information technology spending that has and could continue to adversely affect the Company’s revenues and results of operations. Furthermore, Purchaser’s unsolicited Offer to acquire all of the Company’s outstanding Shares, the related consent solicitation of Broadcom and Purchaser and any related litigation has created additional uncertainty which may have an adverse effect on the Company’s operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s Original Equipment Manufacturer (“OEM”) customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or its OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable and seasonal procurement patterns of the Company’s customers; impairment charges; the effects of terrorist activities, natural disasters and any resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end or mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s ability to benefit from its research and development activities; the Company’s dependence on international sales and internationally produced products; the effect of acquisitions; the effect of changes in tax rates or legislation; or changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on the Company’s business. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed elsewhere in this filing, in the Company’s other filings with the SEC or in materials incorporated therein by reference.
IMPORTANT ADDITIONAL INFORMATION
     Emulex has filed a preliminary consent revocation statement with the Securities and Exchange Commission (the “SEC”) relating to Broadcom’s solicitation of written consents from Emulex stockholders. Emulex intends to file with the SEC and mail to Emulex stockholders a definitive consent revocation statement. Investors and security holders are urged to read the consent revocation statement and other documents filed by Emulex with the SEC, and any amendments or supplements to those documents, when they are available because they contain or will contain important information. Investors and security holders will be able to obtain free copies of these documents (when available) and other relevant documents filed with the SEC by Emulex through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to MacKenzie Partners, 105 Madison Avenue, New York, NY 10016 or by calling toll-free at 1-800-322-2885 or collect at 212-929-5500. Emulex, its directors and certain of its executive officers are participants in a solicitation of Emulex’s stockholders. Information regarding such participants and their direct or indirect interests, by security holdings or otherwise, is contained in the preliminary consent revocation statement filed by Emulex with the SEC on May 15, 2009.

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